EXHIBIT 99.1

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Quarter Ended
	September 28, 2008	September 30, 2007
	(In thousands, except per share data)
	(Unaudited)
Revenues
Sales	$548,111	$554,808
Franchise revenues	76,775	74,976
	624,886	629,784
Costs and expenses
Cost of sales	455,653	445,761
Advertising	26,469	26,204
Depreciation of property and equipment	32,527	28,272
General and administrative expenses	63,542	65,838
Facilities relocation and corporate restructuring	829	2,425
Special Committee and other merger related charges	69,009	13,437
Joint venture income	(3,228)	(3,123)
Total costs and expenses	644,801	578,814
Operating (loss) income	(19,915)	50,970
Interest expense, net	(7,308)	(7,388)
Other (expense) income, net	(3,552)	54
(Loss) income from continuing operations before income taxes	(30,775)	43,636
Benefit from (provision for) income taxes	925	(14,840)
(Loss) income from continuing operations	(29,850)	28,796
Income from discontinued operations, net of income taxes	-	1,114
Net (loss) income	$(29,850)	$29,910
Basic and diluted (loss) income per share:
Continuing operations	$(0.34)	$0.33
Discontinued operations	-	0.01
Net (loss) income	$(0.34)	$0.34

Dividends declared and paid per common share	$-	$0.125

The accompanying Notes are an integral part of the unaudited Consolidated Condensed Financial Statements.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Year-to-Date Ended
	September 28, 2008	September 30, 2007
	(In thousands, except per share data)
	(Unaudited)
Revenues
Sales	$1,617,213	$1,636,064
Franchise revenues	222,740	216,169
	1,839,953	1,852,233
Costs and expenses
Cost of sales	1,351,451	1,335,672
Advertising	80,116	81,599
Depreciation of property and equipment	96,369	88,459
General and administrative expenses	201,270	192,371
Facilities relocation and corporate restructuring	2,523	9,353
Special Committee and other merger related charges	84,231	18,145
Joint venture income	(9,186)	(8,198)
Total costs and expenses	1,806,774	1,717,401
Operating income	33,179	134,832
Interest expense, net	(21,789)	(23,366)
Other (expense) income, net	(3,822)	518
Income from continuing operations before income taxes	7,568	111,984
Provision for income taxes	(13,359)	(39,425)
(Loss) income from continuing operations	(5,791)	72,559
Income from discontinued operations, net of income taxes	-	1,271
Net (loss) income	$(5,791)	$73,830
Basic (loss) income per share:
Continuing operations	$(0.07)	$0.81
Discontinued operations	-	0.01
Net (loss) income	$(0.07)	$0.82
Diluted (loss) income per share:
Continuing operations	$(0.07)	$0.80
Discontinued operations	-	0.01
Net (loss) income	$(0.07)	$0.81

Dividends declared and paid per common share	$-	$0.335

The accompanying Notes are an integral part of the unaudited Consolidated Condensed Financial Statements.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS

	September 28, 2008	December 30, 3007(A)
	(Unaudited)
	(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$199,785	$211,200
Accounts receivable, net	74,241	72,503
Deferred income taxes	6,000	7,304
Inventories	13,200	12,550
Advertising fund restricted assets	66,113	42,665
Prepaid expenses and other current assets	16,924	19,944
Restricted cash equivalents	28,265	-
Total current assets	404,528	366,166
Restricted cash equivalents	8,955	-
Investments	51,593	60,384
Property and equipment, net	1,207,093	1,222,595
Goodwill	83,794	84,001
Deferred income taxes, benefit	5,237	4,899
Other intangible assets, net	25,650	26,994
Other assets	24,375	24,358
Total assets	$1,811,225	$1,789,397

(A)  Derived from the audited consolidated financial statements at December 30, 2007.

The accompanying Notes are an integral part of the Consolidated Condensed Financial Statements.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS

	September 28, 2008	December 30, 2007(A)
	(Unaudited)
	(In thousands)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$74,028	$85,662
Accrued expenses	201,876	170,456
Advertising fund restricted liabilities	66,113	35,760
Current portion of long-term obligations	2,193	26,591
Total current liabilities	344,210	318,469
Long-term debt	545,006	543,023
Deferred income taxes	39,456	45,351
Deferred income	16,157	9,462
Other long-term liabilities	69,808	68,961
Commitments and contingencies
Shareholders’ equity
Preferred stock, Authorized: 250 shares
Common stock, $.10 stated value per share, Authorized: 200,000 shares, Issued: 131,020 and 130,241 shares, respectively	13,102	13,024
Capital in excess of stated value	1,150,334	1,110,363
Retained earnings	1,249,060	1,287,963
Accumulated other comprehensive income (loss):
Cumulative translation adjustments	22,768	28,949
Pension liability	(21,498)	(18,990)
	2,413,766	2,421,309
Treasury stock at cost: 42,844 shares	(1,617,178)	(1,617,178)
Total shareholders’ equity	796,588	804,131
Total liabilities and shareholders’ equity	$1,811,225	$1,789,397

(A)  Derived from the audited consolidated financial statements at December 30, 2007.

The accompanying Notes are an integral part of the Consolidated Condensed Financial Statements.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Year-to-Date Ended
	September 28, 2008	September 30, 2007
	(In thousands)
	(Unaudited)
Net cash provided by operating activities from continuing operations	$146,048	$212,317
Net cash used in operating activities from discontinued operations	-	(1,710)
Net cash provided by operating activities	146,048	210,607
Cash flows from investing activities
Proceeds from property dispositions	8,625	20,254
Proceeds from insurance settlements	2,995	8,389
Capital expenditures	(87,731)	(88,749)
Funding of merger-related liabilities into restricted cash equivalents	(37,220)	-
Acquisitions of franchisees	(2,553)	(2,506)
Other	308	(297)
Net cash used in investing activities from continuing operations	(115,576)	(62,909)
Net cash used in investing activities from discontinued operations	-	(174)
Net cash used in investing activities	(115,576)	(63,083)
Cash flows from financing activities
Excess stock-based compensation tax benefits	4,057	5,062
Proceeds from employee stock options exercised	7,551	6,418
Repurchase of common stock	-	(298,032)
Principal payments on debt obligations	(19,425)	(54,701)
Dividends paid on common shares	(32,892)	(29,962)
Net cash used in financing activities	(40,709)	(371,215)
Effect of exchange rate changes on cash from continuing operations	(1,178)	3,979
Net decrease in cash and cash equivalents	(11,415)	(219,712)
Cash and cash equivalents at beginning of period	211,200	457,614
Add: Cash and cash equivalents of discontinued operations at beginning of period	-	2,273
Less: Cash and cash equivalents of discontinued operations at end of period	-	-
Cash and cash equivalents at end of period	$199,785	$240,175
Supplemental disclosures:
Interest paid in continuing operations	$18,060	$21,713
Income taxes paid (refunded), net	4,069	(4,157)
Capitalized lease obligations incurred in continuing operations	5,321	543

The accompanying Notes are an integral part of the Consolidated Condensed Financial Statements.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)
(In thousands except per share data)

The following review of the results of operations of Wendy's Interational, Inc. and its Subsidiaries is presented for informational purposes only. You should read the following discussion in conjunction with the condensed consolidated financial statements and related notes included elsewhere in this informational disclosure.

NOTE 1 BASIS OF PRESENTATION

On September 29, 2008, Triarc Companies Inc. (“Triarc”) and Wendy’s International, Inc. (the “Company”) completed their merger transaction (see Note 18).  In conjunction with the merger, Triarc changed its corporate name to Wendy’s/Arby’s Group, Inc. (“Wendy’s/Arby’s”).  The accompanying financial statements are presented using the Company’s historical basis of accounting as described below and these statements do not include any adjustments which will result from Wendy’s/Arby’s application of purchase accounting.

The accompanying Consolidated Condensed Financial Statements have been prepared in accordance with the rules of the U.S. Securities and Exchange Commission applicable to interim financial statements.  Such statements contain all adjustments (all of which are normal and recurring in nature) necessary for a fair statement of the consolidated condensed financial position of Wendy’s International, Inc. and subsidiaries as of September 28, 2008 and December 30, 2007, and the consolidated condensed results of operations and comprehensive income (see Note 7) for the quarters and year-to-date periods ended September 28, 2008 and September 30, 2007 and consolidated condensed cash flows for the year-to-date periods ended September 28, 2008 and September 30, 2007.

The accompanying Company’s financial statements have been reclassified to conform to Wendy’s/Arby’s presentation and generally include items which facilitate the comparison of statement of operations data, such as restaurant margins between Wendy’s and Wendy’s/Arby’s.  Specifically, the Company restaurant operating costs and operating cost captions in Wendy’s historical financial statement of operations have been reclassified to cost of sales, advertising and general administrative expenses in the accompanying unaudited consolidated condensed statement of operations.  Cost of sales and advertising as reclassified represents “four wall” costs of the Company-owned restaurants which is considered an important measure of its Company-owned operations.  There are other not material reclassifications between financial statement captions to conform to the Wendy’s/Arby’s presentation.  All of these financial statements are unaudited.

On July 29, 2007, the Company completed the sale of Cafe Express and, accordingly, its results of operations are reflected as discontinued operations for the quarter and year-to-date periods ended September 30, 2007 (see Note 6).

NOTE 2 NET INCOME (LOSS) PER SHARE

Basic earnings per common share are computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding.  Diluted computations are based on the treasury stock method and include assumed conversions of stock options and restricted stock and restricted stock units, when outstanding and dilutive.  Diluted loss per share from continuing operations for the three and nine month periods ended September 30, 2008 is the same as basic loss per share since the effect of all potentially  dilutive securities on the loss from continuing operations would have been antidilutive.

The computation of diluted earnings per common share excludes options to purchase 3,221 and 855 shares for the third quarters of 2008 and 2007, respectively, and 2,422 and 285 shares for the year-to-date periods ended September 28, 2008 and September 30, 2007, respectively, because the exercise price of these options was greater than the average market price of the common shares, and therefore, they were antidilutive.

The computations of basic and diluted earnings per common share are shown below:

	Quarter Ended		Year-to-Date Ended
(In thousands, except per share data)	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
(Loss) income from continuing operations for computation of basic and diluted earnings per common share	$(29,850)	$28,796	$(5,791)	$72,559
Income from discontinued operations for computation of basic and diluted earnings per common share	-	1,114	-	1,271
Net (loss) income for computation of basic earnings per common share	$(29,850)	$29,910	$(5,791)	$73,830
Weighted average shares for computation of diluted earnings per common share	88,135	87,362	87,769	89,728
Effect of dilutive stock options and restricted shares	-	1,045	-	1,081
Weighted average shares for computation of diluted earnings per common share	88,135	88,407	87,769	90,809
Basic (loss) income per share:
Continuing operations	$(0.34)	$0.33	$(0.07)	$0.81
Discontinued operations	-	0.01	-	0.01
Net (loss) income	$(0.34)	$0.34	$(0.07)	$0.82
Diluted (loss) income per share:
Continuing operations	$(0.34)	$0.33	$(0.07)	$0.80
Discontinued operations	-	0.01	-	0.01
Net (loss) income	$(0.34)	$0.34	$(0.07)	$0.81

NOTE 3 STOCK-BASED COMPENSATION

The Company recognized stock compensation expense included in continuing operations of $3,513 and $10,574 for the three and nine month periods, respectively, ended September 28, 2008 and $2,097 and $8,712 for the three and nine month periods, respectively, ended September 30, 2007.  Stock compensation expense included in discontinued operations was $63 and $254 for the three and nine month periods ended September 30, 2007 (none for any of the 2008 periods).

In May 2008, the Company granted 2,433 stock options to key employees at a price of $28.71.  In August 2008, the Company granted 59 stock options to key employees at a price of $23.37.  Except for accelerated vesting related to a portion of each of these option grants as described below, one-third of the options vest on each of the first three anniversaries of the grant date.

In calculating the fair value of options issued to employees that received grants in May and August 2008, the Company used the following assumptions:

	May	August
Assumption	2008	2008
Dividend yield	1.7%	2.1%
Expected volatility	26%	26%
Risk-free interest rate	2.6%	3.2%
Expected lives	4.3 years	4.3 years
Per share weighted average fair value of options granted	$6.05	$4.88

Upon the completion of the merger with Triarc on September 29, 2008 (see Note 18) and in accordance with the terms of the Company’s incentive plans, the following occurred:

•
All previously unvested restricted stock became fully vested.  The Company recorded compensation expense of $7,900 during the three month period ended September 28. 2008 for such accelerated vesting which has been included in Special Committee and other merger related charges in the accompanying consolidated condensed statement of operations.

•
All previously unvested performance units vested at the highest level of performance (150%).  The performance units were settled for $6,150 in cash during October 2008 based on the fair market value of Wendy’s common shares at the time of the merger. The Company recorded compensation expense (included in the Special Committee and other merger related charges) of $11,408 during the three month period ended September 28, 2008 for such performance units. The related settlement liability as of September 28, 2008 is included in Accrued expenses on the Consolidated Condensed Balance Sheet.

•
A substantial portion of outstanding options to purchase Wendy’s common stock which had been granted to employees and non-employee directors also vested.  The Company recognized $7,592 in additional compensation expense during the three month period ended September 28, 2008 for such accelerated vesting which has been included in Special Committee and other merger related charges in the accompanying consolidated condensed statement of operations.

The following table presents the stock option activity, including the effect of the merger with Triarc, during fiscal 2008:

Options to purchase common stock of Wendy’s:
Outstanding at December 30, 2007	2,112
Option grants during 2008	2,509
Options exercised or cancelled during 2008	(776)
Options outstanding as of September 28, 2008	3,845
Options exchanged for Wendy’s/Arby’s options:
Fully vested (Note 18)	2,290
Not fully vested	1,555
3,845

NOTE 4 JOINT VENTURE INCOME

Joint venture income included in the unaudited Consolidated Condensed Statements of Operations represents the Company’s share of a 50/50 Canadian restaurant real estate joint venture between Wendy’s and Tim Hortons.  Summarized financial information for the joint venture is shown below, of which the Company’s share is 50%.

(In thousands)	Quarter Ended		Year-to-Date Ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
Sales	$9,590	$9,106	$27,613	$24,623
Gross profit	6,633	6,214	18,760	16,398
Net income	6,456	6,246	18,372	16,396

NOTE 5 INCOME TAXES

The Company had a benefit from income taxes of ($925), for the three months ended September 28, 2008 and tax provision of $13,359 on the income for nine months ended September 28, 2008.  The effective tax rate provision on the income from continuing operations before income taxes for the three months ended September 30, 2007 was 34% and our effective tax rate provision on the income from continuing operations for the nine months ended September 30, 2007 was 35%.  The 2008 taxes vary from taxes computed at the U.S. federal statutory rate of 35% primarily due to the determination in the third quarter of 2008 that fees paid to certain advisors to the Special Committee of the Board of Directors that are directly associated with the completed merger transaction with Triarc will not be deductible for income tax purposes.  Prior to approval of the merger by shareholders, such fees were assumed to be deductible.  The Company has incurred approximately $27,200 in non-deductible fees through September 28, 2008, resulting in approximately $10,300 of additional income tax expense in the quarter and year to date periods  ended September 28, 2008.

The Company adopted the provisions of FASB Interpretation No. 48 “Accounting for Uncertainties in Income Taxes” (“FIN 48”) on January 1, 2007.  At December 30, 2007, the amount of unrecognized tax benefits was $16,964.  The Company recognizes interest related to unrecognized tax benefits in Interest expense, net and penalties in General and administrative expenses.  At December 30, 2007, the amount of accrued interest and penalties was $2,336 and $247, respectively.  There were no significant changes to unrecognized tax benefit, interest or penalties during the three months and nine months periods ended September 28, 2008.   The Company does not anticipate a significant change in unrecognized tax positions during the next year.

 NOTE 6 DISCONTINUED OPERATIONS

On July 29, 2007, the Company completed the sale of Cafe Express. Accordingly, the results of operations of Cafe Express are reflected as discontinued operations for the quarter and year-to-date periods ended September 30, 2007. According to the terms of the sale agreement, the disposition of Cafe Express was subject to certain working capital and other adjustments which have not been finalized. The impact of the finalization of the adjustments is not expected to have a material impact on the results of operations of the Company.

The following table presents the significant components of Cafe Express operating results included in Income from discontinued operations for the quarter and year-to-date periods ended September 30, 2007.

(In thousands)	Quarter Ended September 30, 2007	Year-to-Date Ended September 30, 2007
Revenues	$2,502	$19,687
Loss before income taxes	(632)	(379)
Income tax benefit	1,746	1,650
Income from discontinued operations, net of tax	$1,114	$1,271

NOTE 7 CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

The components of other comprehensive (loss) income and total comprehensive (loss) income are shown below:

	Quarter Ended		Year-to-Date Ended
(In thousands)	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
Net (loss) income	$(29,850)	$29,910	$(5,791)	$73,830
Other comprehensive income:
Translation adjustments	(2,663)	8,799	(6,181)	18,472
Pension liability (net of tax (benefit) expense of ($2,670) and $697 for the quarters ended September 28, 2008 and September 30, 2007, respectively, and ($1,578) and $3,367 for the year-to-date periods ended September 28, 2008 and September 30, 2007, respectively)	(4,305)	1,054	(2,508)	5,449
Total other comprehensive (loss) income	(6,968)	9,853	(8,689)	23,921
Total comprehensive (loss) income	$(36,818)	$39,763	$(14,480)	$97,751

Other comprehensive (loss) income is comprised of translation adjustments related to fluctuations in the Canadian dollar and changes in the Company’s pension liability.  There was a weakening in the Canadian dollar during the third quarter and year-to-date periods of 2008, versus a strengthening in the Canadian dollar during the third quarter and year-to-date periods of 2007.  At the end of the third quarter 2008, the exchange rate of the Canadian dollar for one U.S. dollar was $1.03 versus $1.01 at June 29, 2008 and $0.98 at December 30, 2007. At the end of the third quarter of 2007, the exchange rate of the Canadian dollar to one U.S. dollar was $0.99 versus $1.07 at July 1, 2007 and $1.17 at December 31, 2006.

NOTE 8 DEBT

On February 29, 2008, the Company negotiated a renewal of a $200,000 revolving credit facility that expired on September 1, 2008.  There were no borrowings under this revolver during 2008.  The Company is currently negotiating the terms of a new $200,000 secured revolving credit facility.  The Company currently anticipates finalizing this revolving credit facility in the fourth quarter of 2008.  However, there can be no assurance that we will finalize this new revolving credit facility.

In the fourth quarter of 2006, the Company entered into an agreement to sell approximately 40% of the Company’s U.S. royalty stream for a 14-month period to a third party in return for cash proceeds in 2006 of $94,000. The proceeds received in 2006 were classified as debt and were fully repaid by the second quarter of 2008.

The Company’s Senior Notes and the debentures contain various covenants which limit the total of the amount of liens that can be placed on the Company’s assets plus the amount of sale and leaseback transactions.  The Company was in compliance with these covenants as of September 28, 2008.

NOTE 9 GOODWILL AND OTHER INTANGIBLE ASSETS

The changes in the carrying amount of goodwill for the year-to-date period ended September 28, 2008 are as follows:

(In thousands)	Total
Balance at December 30, 2007	$84,001
Goodwill recorded in connection with an acquisition (see Note 10)	825
Goodwill related to dispositions and write-offs	(384)
Translation adjustments and other	(648)
Balance at September 28, 2008	$83,794

The table below presents amortizable intangible assets as of September 28, 2008 and December 30, 2007:

	September 28, 2008			December 30, 2007
(In thousands)	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Amortizable intangible assets:
Patents and trademarks	$452	$(452)	$-	$452	$(452)	$-
Other	5,450	(2,559)	2,891	4,985	(2,281)	2,704
Computer Software	76,761	(54,002)	22,759	72,668	(48,378)	24,290
	$82,663	$(57,013)	$25,650	$78,105	$(51,111)	$26,994

Included in the net carrying amount in Other above is approximately $2,323 and $2,644 as of September 28, 2008 and December 30, 2007, respectively, net of accumulated amortization of approximately $2,483 and $2,162, respectively, related to the use of the name and likeness of Dave Thomas, the late founder of Wendy’s.

Total intangibles amortization expense was approximately $87 and $280 for the quarter and year-to-date periods ended September 28, 2008, respectively, and approximately $126 and $704 for the quarter and year-to-date periods ended September 30, 2007, respectively. The estimated annual intangibles amortization expense for each of the years 2009 through 2013 is approximately $400.

NOTE 10 ACQUISITIONS

During the nine months ended September 28, 2008, the Company acquired three restaurants from a franchisee for approximately $2,553, including approximately $825 of goodwill.  During the nine months ended September 30, 2007, the Company acquired two restaurants from a franchisee for approximately $1,438.  No goodwill was acquired in connection with the 2007 acquisitions.

NOTE 11 ASSET HELD FOR DISPOSITION AND IMPAIRMENTS

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company has classified assets with a net book value $2,385 and $3,338 as Assets held for disposition in the Consolidated Condensed Balance Sheets as of September 28, 2008 and December 30, 2007, respectively. Assets classified as held for disposition are no longer depreciated and are classified as held for disposition based on the Company’s intention to sell these assets within 12 months.

The following is a rollforward of assets held for disposition:

(In thousands, except number of sites)	Number of Sites	Net Book Value	Gain on Sale
Balance at December 30, 2007	7	$3,338
Sold	(5)	(3,642)	$$	754
Transferred to property and equipment	(3)	(1,619)
Transferred from property and equipment	8	4,532
Impairments recorded		(224)
Balance at September 28, 2008	7	$2,385

At September 28, 2008, the net book value of Assets held for disposition included $1,023 of land, $1,059 of buildings and leasehold improvements and $303 of equipment.

The 2008 net gain above of $754 is included in depreciation and amortization in the unaudited Consolidated Condensed Statements of Operations. During the nine months ended September 30, 2007, the Company sold 19 sites which were classified as held for disposition at December 31, 2006, with a net book value of $7,741, for a net gain of $2,796 which is included in depreciation and amortization.

Three sites which were previously classified as held for disposition were reclassified to Property and equipment, net, in 2008 because the sites are no longer being actively marketed for sale. The effect on the Consolidated Statements of Operations related to the reclassification of these sites from Assets held for disposition was limited to depreciation expense and was not material.

During the nine months ended September 28, 2008, the Company sold 19 sites not classified as held for disposition with a net book value of approximately $3,296 for a net gain of $965 which is included in depreciation and amortization in the unaudited Consolidated Condensed Statements of Operations.  During the nine months ended September 30, 2007, the Company sold 26 sites not classified as held for disposition with a net book value of approximately $5,453 for a net gain of $4,204 which is included in depreciation and amortization.

During the third quarter and year-to-date periods ended September 28, 2008 the Company recorded approximately $1,051 and $4,229 of asset impairments and write-offs in depreciation and amortization, respectively, related to store closures, compared to store closure charges of $1,409 and $5,723 for the third quarter and year-to-date periods ended September 30, 2007, respectively.  Store closure costs are included in depreciation and amortization in the unaudited Consolidated Condensed Statements of Operations.

NOTE 12 FACILITIES RELOCATION AND CORPORATE RESTRUCTURING

The table below presents a reconciliation of the beginning and ending restructuring liabilities which are included in Accrued expenses at December 30, 2007 and September 28, 2008, respectively, in the Consolidated Condensed Balance Sheets related to the Company’s cost reduction plan initiated in 2006.

	Reductions in Force	Professional Fees	Total
Balance at December 30, 2007	$701	$10	$711
Expensed during the period	212	-	212
Paid during the period	(917)	-	(917)
Adjustments	4	(10)	(6)
Balance at September 28, 2008	$-	$-	$-

In the year-to-date periods ended September 28, 2008 and September 30, 2007, respectively, the Company recognized severance and related benefit costs.  As of December 30, 2007, all amounts associated with the cost reduction plan were classified as current liabilities.  The Company paid all remaining restructuring liabilities in the first half of 2008.

In addition to the restructuring costs, the Company recognized pretax pension settlement charges of approximately $829 and $1,033 in the third quarters ended September 28, 2008 and September 30, 2007, respectively, and $2,316 and $6,399, for the year-to-date periods ended September 28, 2008 and September 30, 2007, respectively, related to the cost reduction plan.  In the third quarter and year-to-date periods ended September 30, 2007, the Company also accrued severance and related benefits costs of approximately $1,432 and $2,509, respectively, and for the year-to-date 2007 accrued professional fees of approximately $573, primarily related to relocation costs and outplacement services related to the cost reduction plan.

NOTE 13 SPECIAL COMMITTEE AND OTHER MERGER RELATED CHARGES

In the third quarter and year-to-date 2008, the Company recognized $67,666 and $82,888, respectively, of Special Committee and other merger related charges, compared to $13,437 and $18,145 for the quarter and year-to-date periods of 2007, respectively.  These costs include financial, legal advisory and due diligence fees related to the activities of the Special Committee formed by the Company’s Board of Directors, as well as amounts related to the merger with Triarc, such as key executive payments and equity compensation (see Notes 3 and 18), as follows:

	Nine months ended
	September 28, 2008	September 30, 2007
Key executive payments	$26,361	$-
Stock compensation (Note 3)	26,900	-
Financial advisory fees	16,647	13,250
Legal fees	6,841	2,549
Retention bonuses	3,729	27
Other	3,753	2,319
	$84,231	$18,145

In accordance with the merger agreement, amounts due under the key executive agreements, deferred compensation plan and supplemental executive retirement plans (the "SERPs") were funded into a rabbi trust and are included in the Restricted cash equivalents caption in the Unaudited Consolidated Condensed Balance Sheets.  It is expected that the key executive payments and deferred compensation plan distributions of approximately $28,265 will be completed within the next three quarters while aggregate payments of approximately $8,955 under the SERPs generally will be paid within five years after participants terminate employment with the Company.

 As of September 28, 2008 and December 30, 2007, there are unpaid expenses related to Special Committee activities of approximately $55,920 and $15,559, respectively, which are included in Accrued expenses in the Consolidated Condensed Balance Sheets.  The Special Committee was formed in April 2007 to investigate strategic options including, among other things, revisions to the Company’s strategic plan, changes to its capital structure, or a possible sale, merger or other business combination.  Its operations ceased as a result of the completed of the merger with Triarc.

NOTE 14 GUARANTEES AND INDEMNIFICATIONS

The Company has guaranteed certain lease and debt payments, primarily related to franchisees, amounting to approximately $157,655 at September 28, 2008. In the event of default by a franchise owner, the Company generally retains the right to acquire possession of the related restaurants. The Company is contingently liable for certain leases amounting to approximately $16,192 at September 28, 2008.  These leases expire on various dates through 2022. The Company is also the guarantor on approximately $2,550 in letters of credit at September 28, 2008 with various parties; however, management does not expect any material loss to result from these instruments because it does not believe performance will be required. The length of the lease, loan and other arrangements guaranteed by the Company or for which the Company is contingently liable varies, but generally does not exceed 20 years.

In addition to the guarantees described above, the Company is party to many agreements executed in the ordinary course of business that provide for indemnification of third parties under specified circumstances, such as lessors of real property leased by the Company, distributors, service providers for various types of services (including commercial banking, investment banking, tax, actuarial and other services), software licensors, marketing and advertising firms, securities underwriters and others. Generally, these agreements obligate the Company to indemnify the third parties only if certain events occur or claims are made, as these contingent events or claims are defined in each of these agreements. The Company believes that the resolution of any claims that might arise in the future, either individually or in the aggregate, would not materially affect the earnings or financial condition of the Company.

NOTE 15 RETIREMENT PLANS

The Company has two domestic defined benefit plans, the account balance defined benefit pension plan (the “ABP Plan”) and the Crew defined benefit plan (the “Crew Plan”), together referred to as the “Plans”, covering all eligible employees of the Company.

The Crew Plan discontinued employee participation and accruing additional employee benefits in 2001. In February 2006, the Company announced that it would freeze the ABP Plan as of December 31, 2006. Beginning January 1, 2007, no new participants entered the ABP Plan, although participant account balances continue to receive interest credits of approximately 6% on existing account balances. Beginning January 1, 2007, Company benefits credited to ABP Plan participant accounts which were historically made based on a percentage of participant salary and years of service are no longer made. In the fourth quarter of 2006, the Company decided to terminate the Plans. The Company has received approval of the termination of the Plans by the Pension Benefit Guaranty Corporation and the IRS by the third quarter of 2008.  In accordance with SFAS No. 158, the Company obtained an updated actuarial valuation of the unfunded pension liability at September 28, 2008.  In addition, in accordance with the terms of the merger with Triarc (see Note 19), the Company contributed $9,000 to the ABP Plan in the third quarter of 2008. The Company’s remaining unfunded pension liability at September 28, 2008 is estimated to be approximately $6,700 which has been accrued is included in accrued expenses in the accompanying condensed consolidated balance sheet. The Company intends to distribute lump sum payments or purchase annuities to settle all plan benefits in the fourth quarter of 2008.

In third quarter and year-to-date 2008, the Company recognized approximately $829 and $2,398, respectively, of pretax non-cash pension settlement charges ($829 and $2,316 of which was reflected in restructuring charges), which were related to cash distributions made to participants from the Plans, of approximately $2,769 and $7,375, respectively.  In third quarter and year-to-date 2007, the Company recognized approximately $1,099 and $6,558, respectively, in pretax non-cash pension settlement charges (of which, $1,100 and $6,400 was reflected in restructuring charges), which were related to cash distributions made to participants from the Plans, of approximately $2,842 and $17,398, respectively.

Net periodic pension cost for the Plans for the quarter and year-to-date periods ended September 28, 2008 and September 30, 2007 consisted of the following:

	Quarter Ended		Year-to-Date Ended
(In thousands)	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
Interest cost	$942	$935	$2,867	$3,603
Expected return on plan assets	(922)	(847)	(2,732)	(3,335)
Amortization of net loss	595	564	1,799	1,990
Net periodic pension cost	$615	$652	$1,934	$2,258

NOTE 16 REVENUES

Revenues consisted of the following:

	Quarter Ended		Year-to-Date Ended
(In thousands)	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
Sales:
Sales from company operated restaurants	$522,929	$531,006	$1,543,283	$1,563,842
Product sales to franchises	25,182	23,802	73,930	72,222
	548,111	554,808	1,617,213	1,636,064
Franchise revenues:
Rents and royalties	75,601	74,238	220,406	214,144
Franchise fees	1,174	738	2,334	2,025
	76,775	74,976	222,740	216,169
Total revenues	$624,886	$629,784	$1,839,953	$1,852,233

NOTE 17 FAIR VALUE

At September 28, 2008 and December 30, 2007, cash and cash equivalents included approximately $141,238 and $156,480, respectively, of institutional money market fund investments.  These investments are measured at fair value using quoted market prices for identical assets (the highest Level 1 fair value measure identified by Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements”).

NOTE 18 MERGER

In April 2007, the Company announced that its Board of Directors, acting unanimously, had formed a Special Committee of independent directors to investigate strategic options for the Company.  On April 23, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Triarc Companies, Inc. The Merger was approved by the board of directors of both companies in April 2008 and shareholders and stockholders of Wendy’s and Triarc, respectively, in September 2008. The Merger was completed on September 29, 2008.

Pursuant to the terms of the Merger Agreement, each common share of the Company was converted into the right to receive 4.25 (the “Exchange Ratio”) shares of Class A Common Stock, par value $0.10 per share, of Wendy’s/Arby’s Group, Inc. (the “Wendy’s/Arby’s Group Class A Common Stock”). The Company’s employee stock options and other equity awards generally converted upon consummation of the Merger and without any action on the part of the holder into stock options and equity awards with respect to the Wendy’s/Arby’s Group Class A Common Stock, after giving effect to the Exchange Ratio. Cash will be paid to the Company’s shareholders in lieu of fractional shares of Wendy’s/Arby’s Group’s Class A Common Stock.

In connection with the Merger Agreement, the Company amended its Amended and Restated Rights Agreement (as amended, the “Rights Agreement”). The amendment made the Rights Agreement inapplicable to the Merger, the Merger Agreement and the associated voting agreements and provided for the expiration of the Rights (as defined in the Rights Agreement) immediately prior to the effective time of the Merger if the Rights have not otherwise expired.  As a result of the completion of the Merger, the Rights expired on September 29, 2008.  Also, the Merger Agreement provided that the Company would deliver or cause to be delivered, such officers certificates, opinions of counsel and supplemental indentures, if any, required by the indentures governing the Company’s 6.25% Senior Notes due 2011, 6.20% Senior Notes due 2014 and 7.00% Debentures due 2025, necessary to effect the Merger without any default or event of default arising as a result of the Merger.  The required certificates, opinions and supplemental indentures were delivered on September 29, 2008.

Since the announcement of the execution of the Merger Agreement on April 24, 2008, several purported class action lawsuits have been filed by shareholders of the Company in Ohio and New York state courts. The plaintiffs assert claims of breach of fiduciary duty against the Company and against certain of its officers and directors in connection with the Merger and failure to disclose material information related to the Merger in the Form S-4 that Triarc filed with the Securities and Exchange Commission. The complaints seek, among other things, injunctive relief against consummation of the Merger, declaratory judgments for breach of fiduciary duties, attorney’s fees and damages in an unspecified amount.

On August 13, 2008, counsel for the parties in these lawsuits entered into a memorandum of understanding in which they agreed upon the terms of a settlement of all such lawsuits, which would include the dismissal with prejudice, and release, of all claims against all the defendants, including the Company, its directors, Wendy’s/Arby’s and Trian Partners., a management company formed by the Chairman and Vice Chairman and an other director of Wendy’s/Arby’s.  In connection with the settlement, the Company agreed to make certain additional disclosures to its shareholders, which were contained in the final Form S-4 filed by Triarc with the SEC, and to pay plaintiffs’ legal fees.  The Company believes it has adequately accrued for the costs related to the settlement of these lawsuits at September 28, 2008.

The memorandum of understanding also contemplates that the parties will enter into a stipulation of settlement. There can be no assurance that the parties will ultimately enter into such stipulation of settlement or that the court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

The defendants believe that these lawsuits are without merit and intend to vigorously defend them in the event that the parties do not enter in the stipulation of settlement or if court approval is not obtained. While the Company does not believe that these actions will have a material adverse effect on its financial condition or results of operations, unfavorable rulings could occur.  Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on the Company’s results of operations for the period in which the ruling occurs or for future periods.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
REVIEW OF THE RESULTS OF OPERATIONS

Overview

Effective September 29, 2008, Triarc Companies, Inc. (“Triarc”) and Wendy’s International, Inc. and subsidiaries (the “Company”) completed their previously announced merger.  Triarc, as renamed Wendy’s/Arby’s Group, Inc., will be the acquiror for financial accounting purposes.

The Company completed the sale of Cafe Express on July 29, 2007. Accordingly, the after-tax operating results of Cafe Express are now included in the income from discontinued operations line on the unaudited consolidated condensed statements of operations for all periods presented.

The Company’s reported net loss was ($29.9) million for third quarter 2008 compared to net income of $29.9 million for third quarter 2007.  For the nine months of 2008 to date, the Company’s net loss was ($5.8) million compared to net income of $73.8 million for the same nine months in 2007. The results of continuing operations decreased in the third quarter 2008 from income of $28.8 million in 2007 to a loss ($29.9) million in 2008 and decreased from income of $72.6 million for the first nine months of 2007 to a loss of ($5.8) million for the first nine months of 2008. The comparative third quarter and year-to-date declines in continuing operations were a result of a decrease in operating income and charges related to the activities of the Special Committee of the Board of Directors (the “Special Committee”), which included merger related fees, costs related to change in control provisions in executive employment agreements and merger related equity compensation costs, a portion of which did not require the use of cash.  The Special Committee was formed in April, 2007 to investigate strategic options for the Company.  These factors were partially offset by decreases in the income tax expense in each comparable period. Before the facilities relocation and corporate restructuring and Special Committee related charges which aggregated $69.8 million and $15.9 million for the three months ended September 28, 2008 and September 30, 2007, respectively, and $86.8 million and $27.5 million for the nine months ended September 28, 2008 and September 30, 2007, respectively, third quarter 2008 adjusted operating income was lower than the same 2007 period by $16.9 million, or 25.3%, and 2008 year-to-date adjusted operating income was $42.4 million, or 26.1%, lower than the same 2007 period. The Company uses adjusted operating income as an internal measure of operating performance. Management believes adjusted operating income provides a meaningful perspective of the underlying operating performance of the business.

The decrease in adjusted operating income from continuing operations for the third quarter of 2008 as compared to the same period in 2007 was primarily due to a decrease in Company operated restaurant margins, which is defined as sales less the sum of cost of sales and advertising, divided by sales. Company operated restaurant margins in the third quarter 2008 decreased by 2.9% over 2007, primarily reflecting higher commodity costs, transaction count declines, an unfavorable product mix and higher advertising for breakfast, which started in the third quarter of 2007, partially offset by menu price increases.

The decrease in adjusted operating income results from continuing operations for the nine-month period of  2008 as compared to the same period in 2007 reflects the same factors described above for the third quarter comparison. In addition, general and administrative expenses for the nine month 2008 period were approximately $8.9 million higher than the same period in 2007 as discussed below. Year-to-date 2008 Company operated restaurant margins were lower than 2007 by 1.9% due primarily to higher commodity costs, transaction count declines, increases in our labor rate which were not offset by labor efficiencies, including higher advertising for breakfast which started in the third quarter of 2007, and an unfavorable product mix, partially offset by menu price increases.

Average same-store sales results for U.S. Company and U.S. franchised restaurants for the third quarter and year-to-date 2008 as compared to prior year and the number of U.S. Company and U.S. franchised restaurants open at the end of each period are listed in the table below.  Franchisee operations are not included in the Company’s financial statements; however, franchisee sales result in royalties and rental income, which are included in the Company’s franchise revenues.

The following table presents information for U.S. Company-operated restaurants for the quarter and year-to-date periods ended September 28, 2008 and September 30, 2007, and includes sales derived from the Company’s new breakfast program.

	Third Quarter		Nine Months
Company-owned	2008	2007	2008	2007
U.S. average same-store sales increase (decrease)	(0.2)%	0.2%	(0.6)%	1.5%
U.S. restaurants open (end of period)	1,266	1,288	1,266	1,288

Franchised
U.S. average same-store sales increase	0.2%	1.3%	0.4%	1.8%
U.S. restaurants open (end of period)	5,221	5,202	5,221	5,202

Recent Same Store Sales – October 2008

On a preliminary basis, same stores sales in October 2008 have increased approximately 5%.  These results may not be indicative of future results for the remainder of the fourth quarter.

Third Quarter and Nine Month Results

Sales

The Company’s sales are comprised of sales from Company-operated restaurants, sales of kids’ meal toys to franchisees and sales of sandwich buns from the Company’s bun baking facilities to franchisees. Franchisee sales are not included in reported sales. Of total sales, sales from U.S. Company-operated restaurants comprised approximately 85% in each period presented, while the remainder primarily represented sales from Canadian company operated restaurants.

The $6.7 million decrease in sales in the third quarter of 2008 versus 2007 is attributable to a decline in the number of company operated restaurants and the effect of a decline in U.S. average same-store sales of (0.2)% in the third quarter of 2008 versus a 0.2% increase in the third quarter of 2007. The $18.9 million decrease in sales year-to-date is due to a decrease of (0.6)% in U.S. average same-store sales in 2008 versus a 1.5% increase in 2007 and a decline in the number of company operated restaurants, partially offset by higher sales in Canada and a stronger Canadian dollar. Total Company operated restaurants open at September 28, 2008 declined to 1,266 as compared to 1,288 Company-operated restaurants open at September 30, 2007. The decline in company operated stores is due primarily to the sale of stores to franchisees.

Franchise Revenues

The Company’s franchise revenues include royalty income from franchisees, rental income from properties leased to franchisees, gains from the sales of properties to franchisees and franchise fees. Franchise fees cover various costs and expenses related to establishing a franchisee’s business.

The $1.8 million increase in franchise revenues in the 2008 third quarter as compared to the third quarter period of 2007 included higher 2008 third quarter royalties of $0.7 million which was primarily related to the increase in franchise same store sales.  Franchise rents were $0.7 million higher in the third quarter of 2008 as compared to the same quarter of 2007 and were primarily related to an increase in the number of properties leased to franchisees.

The $6.6 million increase in year-to-date 2008 franchise revenues as compared to year-to-date 2007 is comprised of higher 2008 nine-month-to-date royalties of $4.1 million primarily related to the increase in franchise same store sales, higher Canadian franchisee sales and a stronger Canadian dollar. Franchise rents were $2.2 million higher year-to-date, primarily related to an increase in the number of properties leased to franchisees.

Company Operated Restaurant Margins

The Company’s restaurant margins are computed as sales less the sum of cost of sales and advertising, divided by sales. Depreciation is not included in the calculation of restaurant margins.  Our advertising consists of local and national media, direct mail and outdoor advertising as well as point of sale materials and local restaurant marketing. Our restaurant margins decreased to 12.0% for the third quarter of 2008 and decreased to 11.5% for the nine months year to date of 2008, compared to 14.9% for third quarter of 2007 and 13.4% for the nine months year-to-date 2007. The decreases in 2008 versus 2007 primarily reflect 1) increased commodity costs, 2) increases in the average hourly wage and incremental breakfast labor costs partially offset by labor cost saving initiatives, 3) higher operating costs for the Company’s breakfast program, including a $5.0 million increase in the breakfast related advertising, which began in the third quarter of 2007, all of which were partially offset by 1) menu price increases and 2) lower costs due to fewer company-operated stores.

General and Administrative Expenses

General and administrative expenses decreased $2.3 million to $63.5 million in the third quarter of 2008 and increased $8.9 million to $201.3 million for the nine months ended September 30, 2008, both as compared to the same periods in 2007.

The decrease in general and administration expenses for the comparative three-month periods resulted primarily from lower bonus expense of $4.3 million and a decrease in legal and professional fees of $1.2 million as offset primarily by $2.8 of higher insurance costs and $1.3 million of additional non-cash compensation cost related to the vesting of stock options.  The increase in general and administrative expenses for the comparative nine month periods was primarily as a result of 1) higher insurance costs of approximately $3.3 million, 2) higher franchisee remodel incentives of $2.2 million, 3) an increase in legal reserves of $1.7 million, 4) $1.6 million of additional non-cash compensation cost primarily related to the vesting of stock options, 5) $1.2 million of higher salaries and benefits, and 6) a $1.1 million increase in the allowance for doubtful accounts for franchisee receivables all partially offset by lower bonus expense of $9.6 million. The 2007 year-to-date period also included insurance proceeds of $4.5 million related to damages incurred due to Hurricane Katrina.

Facilities Relocation and Corporate Restructuring

In third quarter and year-to-date 2008, the Company recognized $0.8 million and $2.5 million, respectively, of restructuring costs, compared to $2.4 million and $9.4 million for the third quarter and year-to-date periods in 2007, respectively. These restructuring costs primarily included non-cash pension settlement costs as well as other costs related to the Company’s 2006 voluntary enhanced retirement plan and reduction in force as part of a cost reduction plan. In the fourth quarter of 2006, the Company decided to terminate its defined benefit plans. The Company intends to distribute lump sum payments or purchase annuities to settle all plan benefits in the fourth quarter of 2008. In the third quarter of 2008, the Company recognized $0.8 million and, for the 2008 nine month period, $2.3 million in pretax non-cash pension settlement charges. In the third quarter of 2007, the Company recognized $1.1 million and, for the 2007 nine month period, $6.6 million in pretax non-cash pension settlement charges. This adjustment was not considered material.  In addition, for the 2007 third quarter and year-to-date periods, the Company recorded severance benefits and other costs of $1.4 million and $3.0 million, respectively.

Special Committee and Other Merger Related Charges

In the third quarter and year-to-date 2008 periods, the Company recognized $69.0 million and $84.2 million, respectively, of Special Committee and other merger related charges, compared to $13.4 million and $18.1 million for the quarter and year-to-date periods in 2007, respectively. Prior to the third quarter of 2008, these costs were primarily financial, legal advisory and due diligence fees related to the activities of the Special Committee. For the third quarter of 2008, the charges included costs related to the merger, including the effect of change in control provisions in key executive employment agreements and merger related equity compensation costs, a portion of which did not require the use of cash, as well as similar types of fees as those previously incurred.